Exhibit 10-h-3

ROCKWELL COLLINS
NON-QUALIFIED PENSION PLAN

This Plan is a continuation of the Rockwell International Corporation Non-Qualified Pension Plan.  Effective as of June 29, 2001, Rockwell Collins, Inc. assumed such plan and all liabilities thereunder with respect to the Rockwell Collins Participants (as defined in the Employee Matters Agreement).  Such plan has been renamed as the Rockwell Collins Non-Qualified Pension Plan.

On November 4, 2003, the Board of Directors of Rockwell Collins approved a freezing of the Plan. The said freezing of the Plan, which is effective as of the close of business on September 30, 2006 (the “Freeze Date”), has the effect of terminating further accrual of benefits under the Plan as of that Date and closing Plan participation off for new employees after that Freeze Date.

Effective as of December 31, 2004, the Unfunded Supplemental Pension Plan for Employees Who Are Participating in a Base Compensation Deferral Agreement, which provides benefits to highly paid employees who deferred compensation under the Rockwell Collins Deferred Compensation Plan, was merged into and with this Plan.

For purposes of retaining “grandfathered” status under Section 409A of the Internal Revenue Code of 1986, as amended, the Plan was amended effective as of January 1, 2005 to limit the Plan to accrued benefits that were earned and vested as of December 31, 2004.

ARTICLE I
DEFINITIONS

1.005      Affiliate means:

(a)                                  any company incorporated under the laws of one of the United States of America of which the Company owns, directly or indirectly, eighty percent (80%) or more of the combined voting power of all classes of stock or eighty percent (80%) or more of the total value of the shares of all classes of stock (all within the meaning of Code §1563);

(b)                                 any partnership or other business entity organized under such laws, of which the Company owns, directly or indirectly, eighty percent (80%) or more of the voting power or eighty percent (80%) or more of the total value (all within the meaning of Code §414(c)); and

(c)                                  any other company deemed to be an Affiliate by the Board of Directors.

1.010      Benefit Limitation means the limitations on benefits payable from Defined Benefit Plans which are imposed by §415 of the Code.

1.020      Board of Directors means the Company’s Board of Directors.

1.030      Change of Control means any of the following occurring at any time after June 29, 2001:

(a)           The acquisition by any individual, entity or group (within the meaning of §13(d)(3) or §14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control:  (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, Rockwell or any corporation controlled by the Company or Rockwell or (z) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (c) of this Section 1.030; or

(b)           Individuals who, as of June 29, 2001, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to that date whose election, or nomination for election by the Company’s shareowners, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(c)           Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Company Transaction”), in each case, unless, following such Company Transaction, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Company Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Company Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries)  in substantially the same proportions as their ownership, immediately prior to such Company Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Company, of Rockwell or of such corporation resulting from such Company Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Company

Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Company Transaction and (3) at least a majority of the members of the board of directors of the corporation resulting from such Company Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Company Transaction; or

(d)           Approval by the Company’s shareowners of a complete liquidation or dissolution of the Company.

1.040      Code means the Internal Revenue Code of 1986, as amended.

1.050      Committee means the Compensation and Management Development Committee of the Board of Directors.

1.060      Company means Rockwell Collins, Inc., a Delaware corporation and its predecessor, Rockwell International Corporation.

1.065      Company Officer means an employee who has been elected by the Board of Directors as an officer of the Company pursuant to the Company’s by-laws.

1.070      Company Pension Plan means the Rockwell Collins Pension Plan.

1.080      Compensation Limit means the limitation imposed by §401(a)(17) of the Code on the amount of compensation which can be considered in determining the amount of a participant’s benefit under the Company Pension Plan.

1.090      Defined Benefit Plan has the same meaning given that term in §3(35) of ERISA.

1.100      Employee means any person who is employed by the Company or by an Affiliate, including, to the extent permitted by §406 of the Code, any United States citizen regularly employed by a foreign Affiliate of the Company.

1.110      Employee Matters Agreement means the Employee Matters Agreement dated as of June 29, 2001 by and among Rockwell International Corporation, New Rockwell Collins, Inc. and Rockwell Scientific Company LLC.

1.120      ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.130      Highly Compensated Employee means a participant in or retiree under the Company Pension Plan whose compensation would otherwise be considered under such Plan in determining his benefits thereunder in excess of the Compensation Limit.

1.140      Participant means any participant in the Company Pension Plan who is a Rockwell Collins Participant as defined in the Employee Matters Agreement whose benefits payable therefrom are restricted by the Benefit Limitation or the Compensation Limit.  Employees who (1) are Company Officers hired on or after January 1, 1993 but eligible for the pre-1993 formula under the Company Pension Plan, or (2) are participants in the Company Pension Plan who deferred compensation under the Rockwell Collins Deferred Compensation Plan are also eligible to participate in this Plan. Notwithstanding any other provision of this Plan or the Company Pension Plan to the contrary, no Employee or any other person, individual or entity shall become a Participant in this Plan on or after the day on which a Change of Control occurs.

1.150      Plan means this Rockwell Collins Non-Qualified Pension Plan and its predecessor, the Rockwell International Corporation Non-Qualified Pension Plan.

1.160      Plan Administrator means the person from time to time so designated by name or corporate office by the Board of Directors.

1.165      Section 409A means Section 409A of the Code and any regulations and other guidance issued thereunder.

1.170      Securities Exchange Act means the Securities Exchange Act of 1934, as amended.

1.180      Third Party Administrator means an independent third party selected by the Trustee and approved by the individual who, immediately prior to a Change of Control, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”).

1.190      Trust means the master trust established by agreement between the Company and the Trustee, which will be a grantor trust.

1.200      Trustee means Wells Fargo Bank, N.A., or any successor trustee of the Trust described in Section 1.190 of this Plan.

1.210      2005 NQ Pension Plan means the Rockwell Collins 2005 Non-Qualified Pension Plan.

Terms not otherwise defined in this Article I shall have meanings set forth in the Company Pension Plan document.

ARTICLE II
DETERMINATION OF BENEFITS

2.005      Effective as of the close of business on September 30, 2006 (the “Freeze Date”), and notwithstanding any other provision in this Plan (or in the Company Pension Plan) to the contrary, accrual of additional benefits under this Plan (as well as under the Company Pension Plan) will no longer be possible for current Plan Participants and individuals who first become Employees on or after the said Freeze Date will not be eligible to become Participants in this Plan after the said Freeze Date.

2.010      This Plan has been established by the Company as a non-qualified pension plan for those employees of the Company and its Affiliates whose retirement benefits under the Company Pension Plan are, in the determination of those benefits, reduced by reason of application of the

Compensation Limit and/or the Benefit Limitation.  This Plan also provides enhanced benefits to (a) Company Officers hired on or after January 1, 1993 but eligible for the pre-1993 formula under the Company Pension Plan, and (b) participants in the Company Pension Plan who deferred compensation under the Rockwell Collins Deferred Compensation Plan.  The Company shall pay from its general assets or from the Trust, as the case may be, to each Participant, or to the beneficiary, surviving spouse or joint annuitant of the Participant, a benefit which is equal to the amount of such reduction or enhancement.

2.020      If the monthly benefit for which a Participant would have been otherwise eligible at retirement under the Company Pension Plan is reduced because of application of the Compensation Limit, for purposes of determining the benefit payable under this Plan, a Participant’s Average Annual Earnings, as otherwise defined in Section 1.140 of the Company Pension Plan shall mean the highest amount that can be determined by averaging the Participant’s Earnings (as defined in the Company Pension Plan) for any five (5) calendar years within the ten (10) calendar years (or lesser period, if applicable) of active employment which immediately precede the earliest of the dates on which the Participant retires, dies, terminates or commences an approved absence for disability or the date of the Company Pension Plan freeze (September 30, 2006) in accordance with the Company Pension Plan.  In determining Average Annual Earnings (as defined in the Company Pension Plan), any calendar year in which the Participant has less than a full year of Credited Service (as defined in the Company Pension Plan) may be disregarded.  In addition, in determining the benefit payable to the Participant under this Plan, amounts awarded to the Participant under the Company’s incentive compensation plan (including both the amount of cash and the value of Employer stock awarded thereunder) will be included as compensation to be considered hereunder.

2.025      In the case of a Participant who first becomes an Employee on or after January 1, 1993 and, prior to his retirement from the Company, either:

(a)                                  becomes a Company Officer, or

(b)                                 is an employee who attains Salary Grade 21 or higher and is approved in writing by the Company’s Chief Executive Officer (authority for which approval can be delegated by him to the Company’s Senior Vice President, Human Resources) for the enhanced benefit treatment set forth in this Section, the monthly benefit payable to such Participant from this Plan shall be calculated pursuant to the same formula as is set forth in Section 5.010(a) of the Company Pension Plan for participants in that Plan who were first employed by the Company prior to January 1, 1993.

2.030      Subject to the provisions of Section 2.040, any benefit payable under this Plan shall be paid to or in respect of the Participant in the same manner and at the same times that benefits become payable under the Company Pension Plan.

2.040      A Participant (including, for purposes of this Section 2.040, a retiree who is currently receiving benefits under this Plan) or his surviving spouse or joint annuitant may elect to have the present value of the benefits due hereunder (such present value to be based upon the interest and mortality assumptions in effect for the Company Retirement Plan at the time of the Participant’s retirement or death, as applicable) paid in a lump sum in the event of the occurrence of a Change of Control, subject to the following:

(a)                                  To be effective, the election of a Participant or his surviving spouse or joint annuitant pursuant to this Section must be made in writing and filed with the Committee prior to the occurrence of a Change of Control.

(b)                                 An election made hereunder shall be revocable by the Participant or his surviving spouse or joint annuitant until such time as a Change of Control shall have occurred at which point the said election shall be irrevocable.

(c)                                  Lump sum payments to be made under this Section 2.040 to Participants or, in the case of the Participant’s death, to the Participant’s surviving spouse or joint annuitant shall be made within forty-five (45) days following the Participant’s retirement, termination of employment or death; provided, however, that lump sum payments which are to be made under this Section to Participants, surviving spouses or joint annuitants who are currently receiving benefits at the time of a Change of Control shall be made within forty-five (45) days following the Change of Control.

Notwithstanding any provision of this Plan to the contrary, such election may only be made by a Participant or beneficiary of a Participant who first became eligible to participate in the Rockwell International Corporation Non-Qualified Pension Plan prior to June 29, 2001.

ARTICLE III
CLAIMS PROCEDURE

3.010      Any person claiming a right to participate in this Plan, claiming a benefit under this Plan or requesting information under this Plan shall present the claim or request in writing to the Committee, who shall respond in writing within ninety (90) days following his receipt of the request.

3.020      If the claim or request is denied, the written notice of denial shall state:

(a)                                  the reasons for denial;

(b)                                 a description of any additional material or information required and an explanation of why it is necessary; and

(c)                                  an explanation of this Plan’s claim review procedure.

3.030      Any person whose claim or request is denied may make a request for review by notice given in writing to the Committee.

3.040      A decision on a request for review shall normally be made within ninety (90) days after the date of such request.  If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be extended by an additional sixty (60) days from the date of such request.  The decision shall be in writing and shall be final and binding on all parties concerned.

ARTICLE IV
AMENDMENT AND TERMINATION; MISCELLANEOUS PROVISIONS

4.010      The Board of Directors shall have the power to amend, suspend or terminate this Plan at any time, except that no such action shall adversely affect rights with respect to any benefit without the consent of the person affected.

4.020      This Plan shall be interpreted and administered by the Committee; provided, that interpretations by the Plan Administrator of those provisions of the Company Pension Plan which are also applicable to this Plan shall be binding on the Committee.

Notwithstanding any other provision of this Plan to the contrary, upon and after the occurrence of a Change of Control, the Plan will be administered by the Third-Party Administrator.  The Third-Party Administrator will have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited, to benefit entitlement determinations; provided, however, upon and after the occurrence of a Change of Control, such administrator will have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust.

Upon and after the occurrence of a Change of Control, the Company will be required to:

(a)                                  pay all reasonable administrative expenses and fees of the Third-Party Administrator;

(b)                                 indemnify the Third-Party Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of such administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the said administrator or its employees or agents; and

(c)                                  supply full and timely information to the Third-Party Administrator on all matters relating to the Plan, the Trust, the Participants and any surviving spouses and contingent annuitants, the benefits of the Participants, the date of circumstances of the retirement, disability, death or termination of employment of the Participants, and such other pertinent information as the Third-Party Administrator may reasonably require.

(d)                                 upon and after a Change of Control, the Third-Party Administrator may not be terminated by the Company and may only be terminated (and a replacement appointed) by the Trustee, but only with the approval of the Ex-CEO (as defined in Section 1.180).

4.030      This Plan is an unfunded employee benefit plan primarily for providing deferred compensation to an identified group of management or highly compensated employees of the Company and is also an excess benefit plan (as defined by §3(36) of ERISA).  This Plan is intended to be unfunded for tax purposes and for purposes of Title I of ERISA.  Participants and their beneficiaries, estates, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company or its Affiliates.  Any and all of the assets of the Company and its Affiliates shall be, and remain, the general, unpledged, unrestricted assets of the Company and its Affiliates.  The Company’s and any Affiliate’s sole obligation under this Plan shall be merely that of an unfunded and unsecured promise of the Company or such Affiliate to pay money in the future.

4.040      Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey, in advance of actual receipt, any interest he may have hereunder.  A Participant’s rights to benefits described herein are and shall be nonassignable and nontransferable prior to actual distribution as provided by this Plan.  Any such attempted assignment or transfer shall be ineffective with respect to the Company and with respect to any Affiliate, and the Company’s and any Affiliate’s sole obligation shall be to distribute benefits to Participants, their beneficiaries or estates as appropriate.  No part of any Participant’s benefits hereunder shall, prior to actual payment as provided by this Plan, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor shall any such benefits be transferable by operation of law in the event of a Participant’s or any other persons bankruptcy or insolvency, except as otherwise required by law.

4.050      This Plan shall not be deemed to constitute a contract of employment between the Company or any of its Affiliates and any Participant, and no Participant, beneficiary or estate shall have any right or claim against the Company or any of its Affiliate under this Plan except as may otherwise be specifically provided in this Plan.  Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or any Affiliate or to interfere with the right of the Company or any Affiliate to discipline, discharge or change the status of a Participant at any time.

4.060      A Participant will cooperate with the Committee by furnishing any and all information requested by the Committee or its delegates in order to facilitate proper administration (including distributions to and in respect of Participants) of this Plan and by taking such other action as may be reasonably requested by the Committee or its delegate.

4.070      Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the laws of the State of Iowa.  In the event that any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan, which shall be construed and enforced as if such illegal or invalid provision were not included in this Plan.  The provisions of this Plan shall bind and obligate the Company and its Affiliates and their successors, including, but not limited to, any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company or its Affiliates and their successors of any such company or other business entity.

4.080      All words used in this Plan in the masculine gender shall be construed as if used in the feminine gender where appropriate.  All words used in this Plan in the singular or plural shall be construed as if used in the plural or singular where appropriate.

ARTICLE V
TRUST

5.010      Establishment of the Trust. The Company shall establish the Trust (which may be referred to herein as a “Rabbi Trust”).  The Trust shall become irrevocable upon a Change of Control (to the extent not then irrevocable).  After the Trust has become irrevocable with respect to the Plan, except as otherwise provided in Section 12 of the Trust, the Trust shall remain irrevocable with respect to the Plan until all benefits due under this Plan and benefits and account balances due to any participants and beneficiaries under any other plan covered by the Trust have been paid in full.  Upon establishment of the Trust, the Company shall provide for funding of the Trust in accordance with the terms of the Trust.

5.020      Interrelationship of the Plan and the Trust.  The provisions of the Plan and any Participant’s Participation Agreement Form will govern the rights of a Participant to receive distributions pursuant to the Plan.  The provisions of the Trust will govern the rights of the Company and its Affiliates, Participants and the creditors of the Company and its Affiliates to the assets transferred to the Trust.  The Company and each of its Affiliates employing any Participant will at all times remain liable to carry out their obligations under the Plan.

5.030      Distributions From the Trust. The Company’s and each of its Affiliate’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution will reduce their obligations under this Plan.

5.040      Rabbi Trust.   The Rabbi Trust shall:

(a)                                  be a non-qualified grantor trust which satisfies in all material respects the requirement of Revenue Procedure 92-64, 1992-2 CB 122 (or any successor Revenue Procedure or other applicable authority);

(b)                                 be irrevocable upon a Change of Control (to the extent not then irrevocable); and

(c)                                  provide that any successor trustee shall be a bank trust department or other party that may be granted corporate trustee powers under state law.

ARTICLE VI
SECTION 409A

6.010       Effective as of January 1, 2005, for purposes of retaining “grandfathered” status under Section 409A, this Plan is limited to accrued benefits that were earned and vested as of

December 31, 2004. Effective as of January 1, 2005, any accrued benefits under the Plan that were earned and vested after December 31, 2004 will be credited under, and all liabilities related thereto will be transferred to, the 2005 NQ Pension Plan.